Exhibit 99.1

KODIAK OIL & GAS CORP. REPORTS

THIRD QUARTER 2012 FINANCIAL RESULTS

Q3-12 Highlights Include:

•                  OIL & GAS SALES OF $112.1 MILLION, A 280% INCREASE FROM Q3-11 AND 31% INCREASE FROM Q2-12

•                  ADJUSTED EBITDA OF $89.1 MILLION, 346% GROWTH FROM Q3-11 AND 32% INCREASE FROM Q2-12

DENVER — November 1, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced financial results for the three and nine month periods ended September 30, 2012.  The Company furnished a detailed operations update news release on October 24, 2012.

Q3-12 Financial Results

For the quarter-ended September 30, 2012, the Company reported oil and gas sales of $112.1 million, as compared to $29.5 million during the same period in 2011, an increase of 280%.  Kodiak reported an overall 301% increase in quarter-over-quarter equivalent sales volumes with 1.5 million barrels of oil equivalent (BOE) sold, or an average of 15,855 BOE per day (BOE/d) during the third quarter 2012, as compared to 364 thousand BOE, or an average of 3,953 BOE/d in the same period in 2011.  Crude oil revenue accounted for approximately 95% of oil and gas sales recorded during the third quarter 2012.

For the third quarter 2012, the Company reported net income of $3.5 million, or $0.01 per basic and diluted share, compared with net income of $30.8 million, or $0.15 per basic and diluted share, for the same period in 2011.  Net income for the third quarter 2012 includes an unrealized loss of $36.7 million related to the mark-to-market of derivative instruments used for commodity hedging and $4.0 million in deferred income tax benefit.  The net effect of the non-cash hedging activities expense and non-cash deferred income tax benefit decreased Kodiak’s reported net income for the third quarter 2012 by $0.12 per basic and diluted share.  By way of comparison, net income for the third quarter 2011 included an unrealized gain of $19.0 million related to the mark-to-market of derivative instruments, which increased reported net income by $0.09 per basic and diluted share.  Detailed disclosure of the Company’s derivative contracts is available in its Filing on Form 10-Q for the quarter-ended September 30, 2012.

Adjusted EBITDA, a non-GAAP measure, was $89.1 million for the quarter-ended September 30, 2012, as compared to $20.0 million in the same period in 2011, a 346% increase.  Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion (iv) amortization of deferred financing costs and debt premium, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, (vii) pre-tax unrealized gains and losses on foreign currency, and (viii) pre-tax unrealized gain and losses on commodity price risk management activities.

Expense Analysis

On a sequential quarterly basis, the Company held essentially flat or reduced unit cost expenses (expense items per BOE) in nearly every category highlighted below.  The increase in total general and administrative expense (G&A) for the third quarter of 2012, as compared to the same period in 2011, is attributed primarily to the hiring of new personnel as the Company continues to expand its oil and gas operations.  As of September 30, 2012, the Company had 104 employees, as compared to 60 employees as of September 30, 2011.  Included in the G&A expense is a non-cash, stock-based compensation charge of $2.8 million for the third quarter of 2012, as compared to $1.0 million in the prior-year period.  During the third quarter 2012, as compared to second quarter 2012, Kodiak reported an 11% decrease in total G&A per BOE and a 17% decrease in stock-based compensation expense per BOE.

The Company posted a 29% decrease in lease operating expense (LOE) on a per unit basis for the third quarter of 2012, as compared to the same period in 2011.  Disposal of water continues to be the largest component of lease operating expense.  To date, the majority of water has been transported by truck to third-party disposal facilities.  Availability of both trucking and third party disposal facilities has improved, which has decreased LOE on a per unit basis.  To further reduce water disposal costs, in 2012, Kodiak has drilled water disposal wells on several of its producing areas and is constructing water gathering systems where appropriate.  As the Company connects existing and future wells to these water gathering systems, management expects our LOE to decrease on a per unit basis.

The Company incurred total interest expense during the three and nine months ended September 30, 2012 related to its senior notes and credit facility of approximately $17.0 million and $45.4 million, respectively.  Of the total interest expense incurred, the Company capitalized interest costs of $11.2 million for the third quarter of 2012 and $35.7 million for the first nine months of 2012.

The following table summarizes the Company’s costs on a per-unit basis for the periods shown:

Kodiak Oil & Gas Corp.				9 Months	9 Months	% Change
Unit Cost Analysis	Q3-12	Q2-12	Q3-11	2012	2011	Sequential	Q-o-Q	9 mos-o-9 mos
Sales Volumes in Barrels of Oil Equivalent (BOE)	1,458,669	1,155,370	363,703	3,576,645	769,741	26%	301%	365%
Average Price Received Oil ($ Bbl)	$82.96	$78.93	$82.51	$82.87	$86.65	5%	1%	-4%
Average Price Received Gas ($ Mcf)	5.20	5.05	10.20	5.38	8.39	3%	-49%	-36%
Lease Operating Expense ($ BOE)	5.77	5.60	8.14	6.06	7.46	3%	-29%	-19%
Production Tax ($ BOE)	8.19	7.80	8.83	8.24	9.34	5%	-7%	-12%
DD&A Expense ($ BOE)	29.97	29.59	18.70	29.13	19.56	1%	60%	49%
Gathering, Transportation & Marketing Expense ($ BOE)	1.77	1.49	0.91	1.77	0.75	19%	95%	136%
Total G&A Expense ($ BOE)	6.26	7.05	12.51	7.04	16.98	-11%	-50%	-59%
Non-cash Stock-based Compensation Expense ($ BOE)	1.90	2.30	2.83	2.20	4.56	-17%	-33%	-52%

Nine-Month Period Financial Results

Oil and gas sales were $277.8 million for the first nine months of 2012, as compared to approximately $65.0 million for the same period in 2011, representing a 328% increase.  Kodiak reported a 344% increase in oil sales volumes and a 674% increase in gas sales volumes for an overall 365% increase in equivalent sales volumes during the nine-month 2012 period, as compared to the 2011 period.  Sales volumes for the 2012 nine-month period were 3.6 million BOE, as compared to 770 thousand BOE for the same period in 2011.

The Company reported net income for the nine-month period ended September 30, 2012 of $98.3 million, or $0.37 per basic and diluted share, compared with net income of $37.6 million, or $0.20 per basic and diluted share, for the same period in 2011.  Included in the nine-month 2012 period’s net income are unrealized derivative gains of $36.4 million attributed to the non-cash change in the value of derivatives utilized for commodity price risk management and $21.9 million in deferred income tax expense.  The net effect of the non-cash hedging activities credit and non-cash deferred income tax expense increased Kodiak’s reported net income for the 2012 nine-month period by $0.05 per basic and diluted share.  By way of comparison, net income for the 2011 nine-month period included an unrealized gain of $15.5 million related to the mark-to-market of derivative instruments, and increased reported net income by $0.08 per basic and diluted share.

For the first nine months of 2012, Adjusted EBITDA was $210.5 million, as compared to $41.4 million for the same period in 2011, representing 409% growth.  Kodiak reported net cash provided by operating activities for the first nine months of 2012 of $167.6 million, as compared to $43.1 million for the same period in 2011.

During the first nine months of 2012, Kodiak drilled or participated in the following:

	Spud		Completed
	Gross	Net	Gross	Net
For the Three Months Ended September 30, 2012
Operated wells	21	18.2	15	10.8
Non-operated wells	21	4.5	10	1.4
Total	42	22.7	25	12.2

	Spud		Completed
	Gross	Net	Gross	Net
For the Nine Months Ended September 30, 2012
Operated wells	49	41.1	41	31.5
Non-operated wells	51	10.1	43	7.8
Total	100	51.2	84	39.3

Capital Expenditures

During the nine months ended September 30, 2012, the Company incurred capital expenditures (CAPEX) of $575.9 million related to drilling and completion operations, infrastructure and leasehold acquisition.  The following table summarizes Kodiak’s actual CAPEX for the nine months ended September 30, 2012, as compared to its original and revised 2012 budgets:

Kodiak Oil & Gas Corp. Capital Expenditure Budget

			Nine Months Ended
	2012 Budget		September 30, 2012
	Original	Revised	Actual
	(in millions)
Operated drilling and completion costs	$520.0	$606.0	$445.8
Non-operated drilling and completion costs	45.0	120.0	107.5
Salt water disposal wells and facilities	10.0	12.0	11.2
Leasehold acquisitions	10.0	12.0	11.4
Total	$585.0	$750.0	$575.9

Kodiak expects its fourth quarter 2012 expenditures to approximate $175 million, bringing the full-year 2012 CAPEX to $750 million, compared to its initial CAPEX guidance of $585 million.  The CAPEX increase is primarily attributed to an increase in the total number of wells expected to be drilled and completed in 2012.  The increased well count is a result of the Company’s participation in wells drilled by other operators that were not part of the original budget and a greater number of operated wells drilled and completed during the second half of 2012 as a result of operational efficiency gains.

The Company expects to complete 26 net wells in the fourth quarter 2012, and anticipates completing approximately 66 net wells for the full year 2012. This total compares to the Company’s original estimated well count of 51 net wells, and represents an additional 30% wells completed for the year.  Capital investment incurred during December 2012 is expected to result in continued strong production rates into 2013.  The Company intends to fund its CAPEX through cash flow from operations and borrowings under its revolver.

Management Comment

Commenting on quarterly results, Kodiak’s Chairman and CEO Lynn A. Peterson said: “Kodiak continues to make progress in growing its production, as demonstrated by the 50% increase in average quarterly sales volumes for the third quarter of 2012 compared to the first quarter of 2012.  With a large number of wells scheduled to be completed in the fourth quarter, we should see that same upward trajectory continue over the coming quarters.  We completed 10 gross (9.3 net) wells during the month of October, and with two completion crews working steadily through year end, we expect to meet or exceed our stated 2012 exit rate guidance of 27,000 BOE/d.

“Since the beginning of the year, our CAPEX budget has been adjusted from $585 million to $750 million.  Much of the additional investment is allocated to our non-operated properties where we have experienced a much larger number of wells drilled this year than we anticipated.  We budgeted $45 million for these non-operated interests, but have invested over $100 million through September 30, 2012, and anticipate an additional $40 million in non-operated capital investment by year end.  These non-operated interests are adjacent to our core acreage blocks, and we believe it is important to elect to participate in the drilling of the wells in order to retain our economic interests in the lands and develop our Williston Basin asset base.  The increased investment in both operated and non-operated properties should result in an acceleration of our production as we exit the year and continue into 2013.

“We have had an exciting year and continue to be very pleased with our well results as we develop our properties.  The entire team remains focused on achieving the production and sales levels that we set out nearly a year ago, and we believe we are on our way to achieving those goals.”

Q3-12 Results Teleconference Call

In conjunction with Kodiak’s release of its financial and operating results, investors, analysts and other interested parties are invited to participate in a conference call with management on Friday, November 2, 2012 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q3-12 Financial and Operating Results Conference Call

Date:	Friday, November 2, 2012
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(888) 647-1602 (US/Canada) and (706) 902-2175 (International); Passcode: 23769497
Internet:	Live and rebroadcast over the Internet: http://us.meeting-stream.com/kodiakoilgascorp_110212
Replay:

Available through Friday, November 16, 2012 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode: 23769497 and for 30 days at www.kodiakog.com or http://us.meeting-stream.com/kodiakoilgascorp_110212

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to exploration and development plans; drilling plans and expectations; expectations regarding availability and benefits of infrastructure; the estimated costs to drill and complete wells and the Company’s expectations regarding potential improvements in its ability to execute its completion activities; the future performance of the Company’s oil and gas properties, including well production, and trends in well performance; expectations regarding improvements in per unit lease operating expenses; the expectations regarding the amount and trends in production, oil and gas revenue, production, cash flows, sales, financial metrics and proved oil and gas reserves in future periods; expectations regarding the Company’s future rig count and its ability, if necessary, to reduce its rig count; and the amount and sufficiency of future cash flows and sources of liquidity. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the quarter-ended September 30, 2012.

--30--

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,750	$81,604
Cash held in escrow	—	12,194
Accounts receivable
Trade	38,925	28,835
Accrued sales revenues	48,088	21,974
Commodity price risk management asset	11,650	—
Inventory, prepaid expenses and other	24,723	24,294
Total Current Assets	125,136	168,901

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	1,639,535	598,065
Unproved oil and gas properties	455,836	263,462
Wells in progress	98,898	78,505
Equipment and facilities	19,108	11,186
Less-accumulated depletion, depreciation, amortization, and accretion	(238,995)	(135,586)
Net oil and gas properties	1,974,382	815,632

Cash held in escrow	—	691,764
Commodity price risk management asset	5,958	—
Property and equipment, net of accumulated depreciation of $964 at September 30, 2012 and $618 at December 31, 2011	1,824	1,276
Deferred financing costs, net of accumulated amortization of $17,154 at September 30, 2012 and $15,029 at December 31, 2011	25,474	21,904
Total Assets	$2,132,774	$1,699,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$160,027	$78,402
Accrued interest payable	21,848	5,808
Commodity price risk management liability	—	11,925
Total Current Liabilities	181,875	96,135

Noncurrent Liabilities:
Credit facilities	115,000	100,000
Senior notes, net of accumulated amortization of bond premium of $225 at September 30, 2012 and $0 at December 31, 2011	805,775	650,000
Commodity price risk management liability	3,180	10,035
Deferred tax liability, net	21,940	—
Asset retirement obligations	7,654	3,627
Total Noncurrent Liabilities	953,549	763,662

Total Liabilities	1,135,424	859,797

Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 263,936,608 shares as of September 30, 2012 and 257,987,413 shares as of December 31, 2011	1,003,448	944,070
Accumulated deficit	(6,098)	(104,390)
Total Stockholders’ Equity	997,350	839,680

Total Liabilities and Stockholders’ Equity	$2,132,774	$1,699,477

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues:
Oil sales	$106,798	$28,151	$266,002	$62,588
Gas sales	5,342	1,377	11,842	2,387
Total revenues	112,140	29,528	277,844	64,975

Operating expenses:
Oil and gas production	22,950	6,505	57,450	13,512
Depletion, depreciation, amortization and accretion	43,720	6,801	104,204	15,054
General and administrative	9,126	4,549	25,166	13,069
Total operating expenses	75,796	17,855	186,820	41,635

Operating income	36,344	11,673	91,024	23,340

Other income (expense):
Gain (loss) on commodity price risk management activities	(31,652)	18,806	40,580	13,968
Interest income (expense), net	(6,390)	(263)	(14,558)	(598)
Other income	1,194	629	3,186	920
Total other income (expense)	(36,848)	19,172	29,208	14,290

Income (loss) before income taxes	(504)	30,845	120,232	37,630

Income tax expense (benefit)	(3,980)	—	21,940	—

Net income	$3,476	$30,845	$98,292	$37,630

Earnings per common share:
Basic	$0.01	$0.15	$0.37	$0.20
Diluted	$0.01	$0.15	$0.37	$0.20

Weighted average common shares outstanding:
Basic	263,756,896	202,721,678	263,332,764	186,891,361
Diluted	267,403,802	205,712,033	267,532,393	189,951,979

KODIAK OIL & GAS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$3,476	$30,845	$98,292	$37,630
Reconciliation of net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	43,720	6,801	104,204	15,054
Amortization of deferred financing costs and debt premium	643	290	1,900	677
Unrealized (gain) loss on commodity price risk management activities, net	36,696	(19,012)	(36,388)	(15,509)
Stock-based compensation	2,765	1,028	7,855	3,514
Deferred income taxes	(3,980)	—	21,940	—
Changes in current assets and liabilities:
Accounts receivable-trade	(10,671)	(10,532)	(10,090)	(6,721)
Accounts receivable-accrued sales revenue	(9,118)	(4,508)	(26,114)	(7,374)
Prepaid expenses and other	6,038	(96)	7,860	6,669
Accounts payable and accrued liabilities	3,403	14,766	14,413	9,089
Accrued interest payable	5,320	50	(19,660)	108
Cash held in escrow	—	—	3,343	—
Net cash provided by operating activities	78,292	19,632	167,555	43,137

Cash flows from investing activities:
Acquired oil and gas properties and facilities	—	—	(588,420)	(71,506)
Oil and gas properties	(183,508)	(69,539)	(491,319)	(133,869)
Sale of oil and gas properties	2,752	—	2,752	2,132
Equipment, facilities and other	(1,386)	(1,653)	(8,160)	(2,817)
Prepaid tubular goods	(22,344)	(831)	(29,920)	(15,849)
Cash held in escrow	—	(17,671)	30,000	(17,671)
Net cash used in investing activities	(204,486)	(89,694)	(1,085,067)	(239,580)

Cash flows from financing activities:
Borrowings under credit facilities	115,000	15,000	200,000	89,808
Repayments under credit facilities	—	(74,808)	(185,000)	(74,808)
Proceeds from the issuance of senior notes	—	—	156,000	—
Proceeds from the issuance of common shares	625	168,450	1,870	169,557
Cash held in escrow	—	—	670,615	—
Debt and share issuance costs	(1,177)	(10,384)	(5,827)	(10,671)
Net cash provided by financing activities	114,448	98,258	837,658	173,886

Decrease in cash and cash equivalents	(11,746)	28,196	(79,854)	(22,557)
		—
Cash and cash equivalents at beginning of the period	13,496	50,445	81,604	101,198

Cash and cash equivalents at end of the period	$1,750	$78,641	$1,750	$78,641

Supplemental cash flow information:
Oil & gas property accrual included in accounts payable and accrued liabilities	$124,155	$31,259	$124,155	$31,259
Oil & gas property acquired through common stock	$—	$—	$49,798	$14,425
Cash paid for interest	$434	$1,518	$32,354	$3,766
Cash paid for income taxes	$—	$—	$—	$—

In evaluating its business, Kodiak considers earnings before interest, taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs and debt premium, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock-based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility.  Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company’s ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of Adjusted EBITDA and net income for the three months and nine months ended September 30, 2012 and 2011 is provided in the table below:

KODIAK OIL & GAS CORP.

RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA:	2012	2011	2012	2011

Net income	$3,476	$30,845	$98,292	$37,630
Add back:
Depreciation, depletion, amortization and accretion	43,720	6,801	104,204	15,054
Amortization of deferred financing costs and debt premium	643	290	1,900	677
Unrealized (gain) / loss on commodity price risk management activities	36,696	(19,012)	(36,388)	(15,509)
Stock based compensation expense	2,765	1,028	7,855	3,514
Income tax expense (benefit)	(3,980)	—	21,940	—
Interest expense	5,755	—	12,693	—
Adjusted EBITDA	$89,075	$19,952	$210,496	$41,366